                                                               EXHIBIT 10.3




                              EMPLOYMENT AGREEMENT

 For good and valuable consideration, the receipt of which is hereby acknowledged, Frontier Corporation (the "Company") and Marvin C. Moses (the "Employee") agree to the following terms of employment, which shall commence on the Closing Date of the Merger of Frontier Subsidiary One, Inc. ("Sub") into ALC Communications Corporation ("ALC") as contemplated by an Agreement and Plan of Merger dated as of April 9, 1995 among the Company, Sub and ALC (the
"Merger Agreement"). Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. The term "Company" used in the Restated Employment Agreement shall as of the Closing Date mean Frontier Corporation and, as applicable, its subsidiaries.

1. This Agreement incorporates by reference all of the term and conditions set forth in the Amended and Restated Employment Agreement dated as of January 7, 1994, as amended as of August 23, 1994 and October 21, 1994 (the "Restated Employment Agreement"), except as specifically modified herein, it being the understanding of the parties that the terms set forth below shall take precedence over any inconsistent provision in the Restated Employment Agreement.

2. Notwithstanding any provision of the Restated Employment Agreement, as of the Closing Date, the Employee's position with the Company shall be Executive Vice President and Chief Financial Officer. He shall be a member of the Company's Management Executive Team. Upon the retirement, resignation or other termination of employment on the Company's Board of Directors by John M. Zrno ("Zrno"), the Employee shall be appointed to the Company's Board of Directors as Zrno's successor. If Zrno's retirement, resignation or other termination of employment on the Company's Board of Directors and appointment of the Employee to the Company's Board of Directors do not occur within 12 months of the Closing Date, within 12 months following the first anniversary of the Closing Date, the Employee has the right to resign or otherwise voluntarily terminate his employment with the Company and be eligible to receive such compensation and benefits as he would have been entitled to under Section 7.4 of the Restated Employment Agreement as if he had terminated his employment following a Change of Control Event.

3. The Employee shall receive annual Base Compensation, beginning on the Closing Date until December 31, 1996, of $300,000. Such annual Base Compensation shall thereafter be adjusted consistent with the performance of the Company and the Employee, but shall be in no event less than $300,000. The Employee shall participate in the Company's short term incentive compensation program, with a bonus potential at Standard rating of 50% and at Premier rating of 87.5% of the Employee's Base Salary for the calendar years 1995 (prorated from the Closing Date) and 1996 based on the performance of the Company and the Employee relative to certain Performance Goals




                                    - 1 -